Exhibit 99.1

AST SpaceMobile Announces Multi-Launch Agreement with SpaceX for Planned Direct-to-Cell Phone Connectivity

MIDLAND, Texas—(BUSINESS WIRE)—March 9, 2022— AST SpaceMobile, Inc. (“AST SpaceMobile”) (NASDAQ: ASTS), the company building the first and only space-based cellular broadband network accessible directly by standard mobile phones, today announced it has signed a multi-launch agreement with Space Exploration Technologies Corp. (“SpaceX”). In addition to the planned summer launch of the BlueWalker 3 test satellite (BW3), the agreement covers the launch of the first BlueBird satellite and provides a framework for future launches.

“This agreement secures the availability for a reliable launch of our first production satellites out of the U.S.,” said AST SpaceMobile Founder, Chairman and CEO Abel Avellan. “Our summer launch of BlueWalker 3 will complete the development phase for our company. We have also been industrializing our technology and preparing for the launch of the BlueBird satellites, with this agreement as a key step.”

The BW3 satellite is slated to launch from Cape Canaveral on a Falcon 9 vehicle. The satellite has an aperture of 693 square feet and is designed to communicate directly with cell phones via 3GPP standard frequencies.

The BlueBird satellites are designed to be compatible with the Falcon 9 vehicle, as well as other existing and planned industry launch vehicles. These production satellites are designed to provide broadband commercial service directly to cell phones, without any additional hardware or software on the phone. At full capacity, AST SpaceMobile expects to be able to assemble up to six BlueBird satellites per month at its Texas manufacturing facilities, which offer a combined 185,000 of square footage.

AST SpaceMobile’s mission is to eliminate the connectivity gaps faced by today’s five billion mobile subscribers moving in and out of coverage zones, and bring cellular broadband to approximately half of the world’s population who remain unconnected. Partners in this effort are leading global wireless infrastructure companies, including Rakuten Mobile, Vodafone and American Tower.

About AST SpaceMobile

AST SpaceMobile is building the first and only global cellular broadband network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio. Our engineers and space scientists are on a mission to eliminate the connectivity gaps faced by today’s five billion mobile subscribers and finally bring broadband to the billions who remain unconnected. For more information, follow AST SpaceMobile on Facebook, Twitter, LinkedIn and YouTube. Watch this video for an overview of the SpaceMobile mission.

Forward-Looking Statements

This communication contains “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results of AST SpaceMobile to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “would,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside AST SpaceMobile’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) expectations regarding AST SpaceMobile’s strategies and future financial performance, including AST’s future business plans or objectives, expected functionality of the SpaceMobile Service, anticipated timing and level of deployment of satellites, anticipated demand and acceptance of mobile satellite services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, ability to finance its research and development activities, commercial partnership acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and AST’s ability to invest in growth initiatives; (ii) the negotiation of definitive agreements with mobile network operators relating to the SpaceMobile service that would supersede memoranda of understanding; (iii) the ability of AST SpaceMobile to grow and manage growth profitably and retain its key employees and AST SpaceMobile’s responses to actions of its competitors and its ability to effectively compete; (iv) changes in applicable laws or regulations; (v) the possibility that AST SpaceMobile may be adversely affected by other economic, business, and/or competitive factors; (vi) the outcome of any legal proceedings that may be instituted against AST SpaceMobile; and (vii) other risks and uncertainties indicated in the Company’s filings with the SEC, including those in the Risk Factors section of AST SpaceMobile’s Form S-1 Registration Statement filed with the SEC on June 25, 2021 (File No. 333-257425) as well as the Risk Factors contained in Part II, Item 1A of AST SpaceMobile’s Form 10-Q dated August 16, 2021.

AST SpaceMobile cautions that the foregoing list of factors is not exclusive. AST SpaceMobile cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors incorporated by reference into AST SpaceMobile’s Form S-1 Registration Statement filed with the SEC on June 25, 2021 (File No. 333-257425) as well as the Risk Factors contained in Part II, Item 1A of AST SpaceMobile’s Form 10-Q dated August 16, 2021. AST SpaceMobile’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, AST SpaceMobile disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise

Contacts

Investor Contact:

Scott Wisniewski

investors@ast-science.com

Media Contact:

Brandyn Bissinger

press@ast-science.com

+1 866 845 6521